EXHIBIT 10.21

[GRAPHIC- logo]   100 Mission Ridge Dr. o GOODLETTSVILLE, TENNESSEE 37072
D O L L A R
GENERAL(R)
CORPORATION

February 8, 2001

Mr. James J. Hagan
1096 Wilmington Way
Brentwood, Tennessee

Dear Jim:

Senior management positions at Dollar General are only offered to persons who share our mission and values. It is not as easy as one would think to find an individual who combines the qualities of strong leadership centered on the development of others, and a true serving heart. Through our selection process we feel we have found these qualities in you, and we are pleased to offer you the position of Executive Vice President and Chief Financial Officer. In this capacity, you will report directly to me.

The following outlines the elements of your total reward package: base, bonus, equity and benefits.

Base Salary

o Starting base salary of $350,000.00 annually ($14,583.33 per pay period based on 24 pay periods). Your employment will begin as soon as possible (to be determined).

Bonus

o You will participate in the Management Incentive TEAMSHARE bonus program in which you would be eligible to earn up to 75% of your annual base salary in a cash bonus based on corporate results. Your first year's bonus is based on fiscal 2002 results (2/01-1/02) and will not be prorated the first year based on months of service.
o The Company will reimburse you for all documented relocation expenses that are presented to you for payment by Central Parking. Such reimbursement shall include a gross-up for all applicable income taxes. You will use your best efforts to limit the overall cost of this provision to Dollar General.

Equity

o A restricted stock award of 10,000 shares will be granted to you subject to the approval of the board of directors. These shares will remain under restriction until the first anniversary of your employment with Dollar General. During the restriction period you will have voting rights and receive dividends from these shares. If you are terminated for any reason other than for "cause", the restrictions shall be lifted immediately and you will be free to dispose of the shares subject to compliance with customary securities laws.

James J. Hagan
February 5, 2001
Page 2

o Option to purchase a total of 87,900 shares of Dollar General Corporation common stock subject to the approval of the board of directors and the vesting provisions of the Performance Stock Option Program. Subject to these vesting provisions, the stock options will be available to you (i.e., will "vest") 9 1/2 years from the grant date. Because these are performance based options, the vesting date may be accelerated if you and the Company meet or exceed annual performance goals. The acceleration schedule is up to a maximum of 43,950 shares in 2002 and up to a maximum of 43,950 shares in 2003.
o You will also be eligible to participate in our Executive Stock Plus Ownership Program. Guidelines for your participation in this program will be explained to you during your orientation.

Benefits:

o All available health/dental benefits will start immediately subject to pre-existing conditions requirements.

o The company's 401k Retirement and Savings Plan will be available for your deferral participation during the quarterly enrollment period following the one year anniversary of your employment. In the event you have a qualified retirement benefit from a previous employer, you may roll that into our plan immediately upon joining Dollar General.

o You will participate in a Supplemental Executive Retirement Plan which provides an added annual retirement contribution being made on behalf of key executives in the company.

o Should you choose, you may participate in the Compensation Deferral Program for 2002. Executives may defer up to 50% of their base pay and up to 100% of their bonus. Information will be provided to you regarding this program in November 2001 prior to the new plan year.

o You will receive a Group Life Insurance policy equal to $50,000.00 and a Group Accidental Death & Dismemberment policy of $50,000.00.

o You will be provided with a Group Long Term Disability policy that provides a LTD benefit of 60% of your base salary up to $20,000.00 per month maximum should you ever become totally disabled. The policy has a 180 day elimination period.

o You will be eligible for company paid Supplemental Executive Life Insurance equal to 21/2times your base salary less the group life benefit.

o You will be eligible for one week of vacation after six months of full-time employment. Once you achieve your first year of full-time employment then you will receive two weeks of vacation. In addition, once you achieve your seventh year of full-time employment you will receive three weeks of vacation. Our vacation schedule is tied to your full-time anniversary date.

Severance:

o The Company will enter into a letter agreement with you that will provide for one year of base salary as severance if you are terminated for any reason other than for "cause". Cause shall be defined as the commission by employee of an act involving theft, embezzlement, fraud,

James J. Hagan
February 5, 2001
Page 3

o intentional mishandling of Dollar General funds or conviction of a criminal offense which adversely affects your job-related responsibilities.

Automobile:

o Shortly after the commencement of your employment, the Company will reimburse you for the depreciated book value of a 2000 Buick Custom LaSabre with 12,000 miles. Such reimbursement shall include a gross-up for all applicable income taxes.

Please review this letter and if you have any questions, feel free to call me.

Please sign one copy of this letter and return it as soon as possible to me.

Sincerely,



/s/Cal Turner, Jr.
------------------
Cal Turner, Jr.
Chairman & CEO


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James J. Hagan
February 5, 2001
Page 4



"I have read and I understand and agree with the terms and conditions of this employment offer letter. I recognize and agree that I am an employee-at-will and this offer letter doesn't specify any particular term of employment."

James J. Hagan                                   ###-##-####
-----------------------------               --------------------
     Print Full Name                        Social Security Number

/s/James J. Hagan                                  2-8-2001
-----------------------------               --------------------
          Signature                                  Date





cc:      Bob Carpenter, President
         Melissa Buffington, VP - Human Resources
         Bob Layne, Corporate Secretary




BC/jr

                   AMENDMENT TO EMPLOYMENT OFFER FOR JIM HAGAN
                                December 20, 2001



This letter hereby amends and revises the employment offer extended to Jim Hagan as CFO of Dollar General Corporation on February 8, 2001.

In recognition of the dedicated support, long hours, and committed expertise demonstrated by Mr. Hagan during the restatement process, we guarantee his 2001 bonus payment at the Level 3 or 75% level ($262,500). This payment will occur during second quarter 2002, and coincide with other Teamshare payments (if appropriate). If no normal Teamshare payments are earned for 2001, the payment to Mr. Hagan will occur no later than April 30, 2002.

The severance language included at the bottom of page two of Mr. Hagan's offer letter of February 8, 2001 is hereby amended by replacement with "The Company will provide for two years of base salary as severance if you are terminated for any reason other than for `cause'. Cause shall be defined as the commission by employee of an act involving theft, embezzlement, fraud, intentional mishandling of Dollar General funds or conviction of a criminal offense which adversely affects your job-related responsibilities."

All other terms and conditions outlined in the original offer letter, except where specifically noted in this amendment, remain in place and unchanged.



         January 7, 2002                     /s/Donald S. Shaffer
         ------------------------------      -----------------------------
         Date                                Don Shaffer, President & COO
                                             Dollar General Corporation


         January 6, 2002                     /s/James J. Hagan
         ------------------------------      ------------------------------
         Date                                James J. Hagan